Exhibit 99.1

Albany International Reports Second-Quarter Results

Second-Quarter Financial Highlights

  The Company completed the acquisition of Harris Corporation’s composite aerostructures division. Key financial metrics of the acquired business are noted in Table 1.
  Net sales were $203.2 million, an increase of 17.9% compared to Q2 2015. The acquired business increased net sales by 14.9%. Changes in currency translation rates had minimal effect on sales when compared to Q2 2015 (see Table 2).
  Q2 2016 net income attributable to the Company was $10.4 million ($0.32 per share), compared to a $2.2 million loss ($0.07 per share) in Q2 2015. Net income attributable to the Company, excluding adjustments (a non-GAAP measure) was $0.48 per share, compared to $0.01 in Q2 2015 (see Table 16).
  Adjusted EBITDA (a non-GAAP measure) was $46.6 million, compared to $18.8 million in Q2 2015 (see Tables 7 and 8). Results for the second quarter of 2015 included a charge of $14.0 million ($0.28 per share – see Table 13) for a revision in the estimated profitability of a long-term AEC contract (BR725).

ROCHESTER, N.H.--(BUSINESS WIRE)--August 1, 2016--Albany International Corp. (NYSE:AIN) reported that Q2 2016 net income attributable to the Company was $10.4 million, compared to a net loss of $2.2 million in Q2 2015.

Q2 2016 income before income taxes was $16.2 million, including restructuring charges of $6.6 million, $3.8 million of acquisition expenses, and gains of $1.9 million from foreign currency revaluation. Q2 2015 income before income taxes was a loss of $2.5 million, including a $14.0 million charge for a revision in the estimated profitability of the BR725 contract, restructuring charges of $1.2 million, and losses of $2.3 million from foreign currency revaluation.

In the second quarter of 2016, the Company completed the acquisition of Harris Corporation’s composite aerostructures division. Table 1 summarizes key financial metrics of the acquired business which are included in the AEC segment.

Table 1
(in thousands, excluding percentages)	For the period April 8, 2016 to June 30, 2016
Net sales	$25,636
Gross profit	4,972
Gross profit percentage	19.4%
Selling, technical, general and research expenses	$3,263
Operating income	1,709
Depreciation and amortization	2,903
Interest expense, net	443
Income before income taxes	1,266
Net income	760
EBITDA	4,612
Adjusted EBITDA	4,612

Table 2 summarizes net sales and the effect of changes in currency translation rates:

Table 2
	Net Sales Three Months ended June 30,		Percent Change	Impact of Changes in Currency Translation Rates	Percent Change excluding Currency Rate Effect
(in thousands, excluding percentages)	2016	2015
Machine Clothing (MC)	$148,934	$150,561	-1.1%	($246)	-0.9%
Albany Engineered Composites (AEC)	54,256	21,728	149.7%	91	149.3%
Total	$203,190	$172,289	17.9%	($155)	18.0%

Compared to the second quarter of 2015, MC net sales were stable in every major region and grade. AEC net sales increased $32.5 million, $25.6 million of which was due to the acquired business. AEC Q2 2016 net sales included approximately $7.0 million for development tooling reimbursable from customers, principally from the acquired business.

Q2 2016 gross profit was $78.3 million, or 38.5% of net sales, compared to $54.6 million, or 31.7% of net sales, in the same period of 2015. Q2 2016 MC gross profit was $70.9 million, compared to $68.1 million in Q2 2015. MC gross profit margin improved to 47.6% in Q2 2016, compared to 45.2% in Q2 2015. The improvement reflects strong capacity utilization, lower raw materials costs, and the impact of productivity and restructuring activities discussed in previous quarters. AEC gross profit increased to $7.7 million in Q2 2016, compared to a loss of $13.1 million, which included the $14.0 million BR725 charge. Of the improvement, nearly $5 million is attributable to the acquired business.

Q2 2016 selling, technical, general, and research (STG&R) expenses were $53.8 million, or 26.5% of net sales, including gains of $0.3 million from the revaluation of nonfunctional-currency assets and liabilities, and $3.8 million of expenses related to the acquisition. STG&R expenses were $50.3 million, or 29.2% of net sales, in the second quarter of 2015, including losses of $0.4 million from the revaluation of nonfunctional-currency assets and liabilities.

The following table presents second-quarter expenses associated with internally funded research and development by segment:

Table 3

	Research and development expenses by segment Three Months ended June 30,
(in thousands)	2016	2015
Machine Clothing	$4,420	$4,779
Albany Engineered Composites	2,911	2,905
Corporate expenses	-	190
Total	$7,331	$7,874

The following table summarizes second-quarter operating income by segment:

Table 4

	Operating Income/(loss) Three Months ended June 30,
(in thousands)	2016	2015
Machine Clothing	$35,405	$33,323
Albany Engineered Composites	(5,848)	(18,633)*
Corporate expenses	(11,700)	(11,652)
Total	$17,857	$3,038

*Includes $14.0 million BR725 charge

Segment operating income was affected by restructuring, currency revaluation, acquisition costs, and the BR725 charge, as shown in Table 5 below. MC restructuring charges in Q2 2016 were principally related to ongoing plant closure costs in Germany and the previously reported planned cessation of research and development activities at one of the Company’s production facilities in France. AEC restructuring charges were related to the consolidation of the Company’s legacy programs into its Boerne, Texas facility.

Table 5
(in thousands)	Expenses/(gain) in Q2 2016 resulting from			Expenses/(gain) in Q2 2015 resulting from
	Restructuring	Currency revaluation	Acquisition expenses	Restructuring	Currency revaluation	BR725 Charge
MC	$5,434	($330)	$-	$1,211	$394	$-
AEC	1,147	(1)	3,771	-	1	14,000
Corporate expenses	67	-	-	-	2	-
Total	$6,648	($331)	$3,771	$1,211	$397	$14,000

Q2 2016 Other income/expense, net, was income of $2.0 million, including income related to the revaluation of nonfunctional-currency balances of $1.6 million. Q2 2015 Other income/expense, net, was expense of $2.8 million, including losses related to the revaluation of nonfunctional-currency balances of $1.9 million.

The following table summarizes currency revaluation effects on certain financial metrics:

Table 6
	Income/(loss) attributable to currency revaluation Three Months ended June 30,
(in thousands)	2016	2015
Operating income	$331	($397)
Other income/(expense), net	1,571	(1,878)
Total	$1,902	($2,275)

The Company’s income tax rate based on income from continuing operations was 38.7% for Q2 2016, compared to 43.5% for the same period of 2015. The higher tax rate in Q2 2015 was due primarily to the impact of restructuring charges incurred in jurisdictions in which the Company was unable to record a related tax benefit. Discrete tax charges and the effect of a change in the estimated tax rate decreased income tax expense by $0.2 million in 2016 and increased expense by $0.7 million in 2015.

The following tables provide a reconciliation of net income to EBITDA and Adjusted EBITDA:

Table 7
Three Months ended June 30, 2016 (in thousands)	Machine Clothing	Albany Engineered Composites	Corporate expenses and other	Total Company
Net income (GAAP)	$35,405	($5,848)	($19,456)	$10,101
Interest expense, net	-	-	3,691	3,691
Income tax expense	-	-	6,082	6,082
Depreciation and amortization	9,496	6,354	2,109	17,959
EBITDA (non-GAAP)	44,901	506	(7,574)	37,833
Restructuring expenses, net	5,434	1,147	67	6,648
Foreign currency revaluation (gains)/losses	(330)	(1)	(1,571)	(1,902)
Acquisition expenses	-	3,771	-	3,771
Pretax loss attributable to non-controlling interest in ASC	-	276	-	276
Adjusted EBITDA (non-GAAP)	$50,005	$5,699	($9,078)	$46,626

Table 8
Three Months ended June 30, 2015 (in thousands)	Machine Clothing	Albany Engineered Composites	Corporate expenses and other	Total Company
Net income/(loss) (GAAP)	$33,323	($18,633)*	($16,810)	($2,120)
Interest expense, net	-	-	2,702	2,702
Income tax expense/(benefit)	-	-	(364)	(364)
Depreciation and amortization	10,212	2,869	2,103	15,184
EBITDA (non-GAAP)	43,535	(15,764)	(12,369)	15,402
Restructuring expenses, net	1,211	-	-	1,211
Foreign currency revaluation (gains)/losses	394	1	1,880	2,275
Pretax income attributable to non-controlling interest in ASC	-	(64)	-	(64)
Adjusted EBITDA (non-GAAP)	$45,140	($15,827)	($10,489)	$18,824

* Includes $14.0 million BR725 charge

Capital spending was $20.0 million for Q2 2016, compared to $18.8 million for Q2 2015. Depreciation and amortization was $18.0 million for Q2 2016, compared to $15.1 million for Q2 2015. As noted in Table 1, depreciation and amortization for the acquired division was $2.9 million in Q2, 2016.

CFO Comments

CFO and Treasurer John Cozzolino commented, “With the completion of the aerostructures acquisition in April, total debt increased $231 million to $486 million as of the end of the second quarter, with net debt (total debt less cash) increasing $224 million to $310 million. The Company utilized its new $550 million, five-year revolving credit facility to fund the $187 million cash payable at closing for the acquisition, as well as about $5 million of acquisition-related expenditures that were paid in the second quarter. Up-front fees of about $2 million were paid during the quarter to establish the new credit facility. Total debt also includes a $24 million capital lease that was assumed as part of the acquisition and relates to a manufacturing plant in Salt Lake City, Utah.

“As of the end of the second quarter, the Company had utilized $412 million of the $550 million credit facility, leaving additional borrowing capacity of $138 million. In addition to that capacity, total cash as of the end of the quarter was $176 million. The Company’s leverage ratio, as defined in our primary debt agreements, was 2.31 as of the end of the quarter. In May, the Company entered into new five-year interest rate swaps that effectively fix the LIBOR portion of $300 million of our total debt at 1.245% through March 2021 (which, including our current spread of 1.50%, results in an effective rate of 2.745%). All existing swaps that were in place at the time the new swaps were executed were closed out for cash payments by the Company that totaled about $5 million.

“Capital expenditures in Q2 were $20 million and year-to-date, $31 million. We estimate full-year spending in 2016 to be $75 million to $85 million. Cash paid for income taxes was about $5 million in Q2 and $14 million year-to-date. We estimate cash taxes for the full year to range from $18 million to $22 million.”

CEO Comments

President and CEO Joe Morone said, “Q2 2016 was another good quarter for Albany International. Including our new composites division, net sales grew by 18% compared to Q2 2015, while net income improved to $10.1 million from a loss of $2.1 million. Second-quarter Adjusted EBITDA was $46.6 million in 2016 compared to $18.8 million in 2015, which included the $14 million charge for BR725.

“Both businesses again performed well, as MC continued to generate strong profit margins and AEC strong sales growth; each remains firmly on track toward its near- and long- term objectives.

“Turning first to MC, net sales were essentially flat compared to Q2 2015 – in the aggregate, and in each major region and grade. We had expected Q2 2016 net sales to be somewhat stronger than Q2 2015, but the expected growth was held back by slowdowns and tighter inventory controls by leading papermakers in the packaging grades in the US, Brazil, and China. Nonetheless, driven by new product technology and strong field services, MC continues to perform well in each major region, particularly in the growth grades, which once again accounted for 75% of net sales.

“Ordinarily, we would expect MC profit margins to decline in Q2 as a result of annual salary inflation. But margins held at Q1 levels due to unusually strong capacity utilization in Q2, coupled with the lower materials costs, restructuring actions, and productivity improvements discussed in previous quarters. As a result, even though Q2 2016 sales were flat compared to Q2 2015, net income improved by 6% and Adjusted EBITDA by 11%.

“AEC’s Q2 results include an essentially full quarter of performance of the newly acquired aerostructures division, which as shown in Table 1, had a significant, positive impact on performance. Without the acquisition, sales for AEC would have been $29 million, compared to $22 million in Q2 2015, driven by growth in LEAP sales. With the acquisition, sales were $54 million for the quarter. Net income for the segment was a net loss of $5.8 million, which includes acquisition expenses and costs associated with the previously described restructuring programs. Adjusted EBITDA, which excludes these factors as well as the non-controlling interest in ASC, was $5.7 million or roughly 10% of sales.

“It is important to note that $7 million of the total sales in the quarter were the result of development tooling reimbursable from customers. Of the remaining sales, LEAP accounted for about 33%, airframe components for Joint Strike Fighter (JSF) about 16%, and the next largest programs—Forward Fuselage Frames for the Boeing 787, bodies for Lockheed Martin standoff air-to-surface missiles, components for the LiftFan® of the JSF-B, and waste tanks for Boeing aircraft—each accounted for roughly 5%.

“At the recent Farnborough Air Show, there were several developments of relevance to AEC. Orders for 400 more LEAP engines were announced, bringing the total orders to over 11,100 engines, and reinforcing once again that in the narrowbody market, there are no indications of market weakness. The market pressure on suppliers to the LEAP engine, like AEC, continues to be for more volume, sooner. Also of significant note at the Farnborough Air Show was a flight of the JSF-B, and dramatic demonstration of the capabilities of its LiftFan. And, in multiple forums before and during the air show, Boeing made clear that it is seriously considering a new middle-of-market aircraft for possible entry into service mid-next decade.

“We continue to be encouraged by new business development activity on multiple fronts, but the primary focus in AEC is on execution, and in particular, on the integration of the new division, enhancement of its operational capabilities, and the successful ramp-up of our key growth programs. Integration is on track, and during Q2, we made good progress on the ramp-ups for LEAP, Boeing Forward Fuselage Frames, and JSF.

“Turning to our outlook, for MC, given the strength of its performance in the first half of the year and assuming a stable currency and macroeconomic environment, we now expect full-year Adjusted EBITDA to be at the upper-end of our previously discussed range of $180 million to $195 million (see Table 18 for reconciliation to GAAP segment net income, including identification of certain items that cannot reasonably be predicted). Barring any additional significant slowdowns in the paper industry, sales for the remainder of the year should remain stable. Because of normal seasonal effects during the summer and at the end of the year, we expect capacity utilization and margins to come off their first-half peaks, and second-half Adjusted EBITDA to therefore lag somewhat behind the first half of the year.

“As for our outlook for AEC, while net sales tend to fluctuate significantly in this business from quarter to quarter, we expect average quarterly net sales of close to $50 million in the second half of the year with gross profit margins roughly comparable to Q2. We also expect $1 million to $2 million of integration costs associated with the acquisition in the second half of 2016.

"The risk to this outlook for AEC continues to be execution-based. Successful completion of the integration of the acquired division, enhancement of its operational capabilities, and ramp-up of the key growth programs, will drive near-term performance in this business.

“In sum, Q2 2016 was another good quarter, highlighted by continued strong profitability in MC, and accelerating growth in AEC, driven by LEAP and the acquisition. Both businesses remain on track for their near- and long-term goals.”

The Company plans a webcast to discuss first-quarter financial results on Tuesday, August 2, at 9:00 a.m. Eastern Time. For access, go to www.albint.com.

About Albany International Corp.

Albany International is a global advanced textiles and materials processing company, with two core businesses. Machine Clothing is the world’s leading producer of custom-designed fabrics and belts essential to production in the paper, nonwovens, and other process industries. Albany Engineered Composites is a rapidly-growing supplier of highly-engineered composite parts for the aerospace industry. Albany International is headquartered in Rochester, New Hampshire, operates 22 plants in 10 countries, employs 4,400 people worldwide, and is listed on the New York Stock Exchange (Symbol AIN). Additional information about the Company and its products and services can be found at www.albint.com.

This release contains certain non-GAAP metrics, including: percent change in net sales excluding currency rate effects (for each segment and the Company as a whole); EBITDA and Adjusted EBITDA (for each segment and the Company as a whole); net debt; and net income per share attributable to the Company, excluding adjustments. Such items are provided because management believes that, when reconciled from the GAAP items to which they relate, they provide additional useful information to investors regarding the Company’s operational performance.

Presenting increases or decreases in sales, after currency effects are excluded, can give management and investors insight into underlying sales trends. EBITDA, or net income with interest, taxes, depreciation, and amortization added back, is a common indicator of financial performance used, among other things, to analyze and compare core profitability between companies and industries because it eliminates effects due to differences in financing, asset bases and taxes. An understanding of the impact in a particular quarter of specific restructuring costs, acquisition expenses, currency revaluation, or other gains and losses, on net income (absolute as well as on a per-share basis), operating income or EBITDA can give management and investors additional insight into core financial performance, especially when compared to quarters in which such items had a greater or lesser effect, or no effect. Restructuring expenses in the MC segment, while frequent in recent years, are reflective of significant reductions in manufacturing capacity and associated headcount in response to shifting markets, and not of the profitability of the business going forward as restructured. Net debt is, in the opinion of the Company, helpful to investors wishing to understand what the Company’s debt position would be if all available cash were applied to pay down indebtedness. EBITDA, Adjusted EBITDA and net income per share, excluding adjustments, are performance measures that relate to the Company’s continuing operations.

Percent changes in net sales, excluding currency rate effects, is calculated by converting amounts reported in local currencies into U.S. dollars at the exchange rate of a prior period. That amount is then compared to the U.S. dollar amount reported in the current period. The Company calculates EBITDA by removing the following from Net income: Interest expense net, Income tax expense, and Depreciation and amortization. Adjusted EBITDA is calculated by: adding to EBITDA costs associated with restructuring and pension settlement charges; adding (or subtracting) revaluation losses (or gains); subtracting (or adding) gains (or losses) from the sale of buildings or investments; subtracting insurance recovery gains; subtracting (or adding) Income (or loss) attributable to the non-controlling interest in Albany Safran Composites (ASC); and adding expenses related to the Company’s acquisition of Harris Corporation’s composite aerostructures division. Net income per share, excluding adjustments, is calculated by adding to (or subtracting from) net income attributable to the Company per share, on an after-tax basis: restructuring charges; discrete tax charges (or gains) and the effect of changes in the income tax rate; foreign currency revaluation losses (or gains); acquisition expenses; and losses (or gains) from the sale of investments.

EBITDA, Adjusted EBITDA, and net income per share, excluding adjustments, as defined by the Company, may not be similar to EBITDA measures of other companies. Such measures are not considered measurements under GAAP, and should be considered in addition to, but not as substitutes for, the information contained in the Company’s statements of income.

The Company discloses certain income and expense items on a per-share basis. The Company believes that such disclosures provide important insight into underlying quarterly earnings and are financial performance metrics commonly used by investors. The Company calculates the quarterly per-share amount for items included in continuing operations by using the income tax rate based on income from continuing operations and the weighted-average number of shares outstanding for each period. Year-to-date earnings per-share effects are determined by adding the amounts calculated at each reporting period.

Table 9
	Net Sales Six Months ended June 30,		Percent Change	Impact of Changes in Currency Translation Rates	Percent Change excluding Currency Rate Effect
(in thousands, except percentages)	2016	2015
Machine Clothing	$294,197	$309,055	-4.8%	($2,085)	-4.1%
Albany Engineered Composites	81,324	44,558	82.5%	34	82.4%
Total	$375,521	$353,613	6.2%	($2,051)	6.8%

Table 10
Six Months ended June 30, 2016 (in thousands)	Machine Clothing	Albany Engineered Composites	Corporate expenses and other	Total Company
Net income (GAAP)	$72,543	($9,553)	($39,573)	$23,417
Interest expense, net	-	-	5,929	5,929
Income tax expense	-	-	13,125	13,125
Depreciation and amortization	18,813	9,750	4,216	32,779
EBITDA (non-GAAP)	91,356	197	(16,303)	75,250
Restructuring expenses, net	6,132	1,147	48	7,327
Foreign currency revaluation losses/(gains)	1,560	4	(2,047)	(483)
Acquisition expenses	-	5,367	-	5,367
Pre-tax loss attributable to non-controlling interest in ASC	-	463	-	463
Adjusted EBITDA (non-GAAP)	$99,048	$7,178	($18,302)	$87,924

Table 11
Six Months ended June 30, 2015 (in thousands)	Machine Clothing	Albany Engineered Composites	Corporate expenses and other	Total Company
Net income (GAAP)	$69,013	($22,444)*	($36,450)	$10,119
Interest expense, net	-	-	5,378	5,378
Income tax expense	-	-	8,155	8,155
Depreciation and amortization	20,416	5,865	4,257	30,538
EBITDA (non-GAAP)	89,429	(16,579)	(18,660)	54,190
Restructuring expenses, net	10,212	-	-	10,212
Foreign currency revaluation losses/(gains)	(2,529)	(17)	(551)	(3,097)
Gain on sale of investment	-	-	(872)	(872)
Pre-tax income attributable to non-controlling interest in ASC	-	(90)	-	(90)
Adjusted EBITDA (non-GAAP)	$97,112	($16,686)	($20,083)	$60,343

*includes $14 million BR725 charge

Table 12
Three Months ended June 30, 2016 (in thousands, except per share amounts)	Pre-tax amounts	Tax Effect	After-tax Effect	Per Share Effect
Restructuring expenses, net	$6,648	$2,573	$4,075	$0.13
Foreign currency revaluation gains	1,902	736	1,166	0.04
Acquisition expenses	3,771	1,358	2,413	0.08
Favorable effect of change in income tax rate	-	203	203	0.01
Net discrete income tax charge	-	27	27	0.00

Table 13
Three Months ended June 30, 2015 (in thousands, except per share amounts)	Pre-tax amounts	Tax Effect	After-tax Effect	Per Share Effect
Restructuring expenses, net	$1,211	$448	$763	$0.02
Foreign currency revaluation losses	2,275	842	1,433	0.04
Net discrete income tax benefit	-	20	20	0.00
Unfavorable effect of change in income tax rate	-	736	736	0.02
Charge for revision in estimated contract profitability	14,000	5,180	8,820	0.28

Table 14
Six Months ended June 30, 2016 (in thousands, except per share amounts)	Pre-tax amounts	Tax Effect	After-tax Effect	Per Share Effect
Restructuring expenses, net	$7,327	$2,843	$4,484	$0.14
Foreign currency revaluation gains	483	173	310	0.01
Acquisition expenses	5,367	1,933	3,434	0.11
Net discrete income tax benefit	-	1,006	1,006	0.03

Table 15
Six Months ended June 30, 2015 (in thousands, except per share amounts)	Pre-tax amounts	Tax Effect	After-tax Effect	Per Share Effect
Restructuring expenses, net	$10,212	$3,868	$6,344	$0.20
Foreign currency revaluation gains	3,097	1,199	1,898	0.06
Gain on sale of investment	872	331	541	0.02
Net discrete income tax charge	-	199	199	0.01
Charge for revision in estimated contract profitability	14,000	5,180	8,820	0.28

The following table contains the calculation of net income per share attributable to the Company, excluding adjustments:

Table 16
	Three Months ended June 30,		Six Months ended June 30,
Per share amounts (Basic)	2016	2015	2016	2015
Net income/(loss) attributable to the Company, reported (GAAP)	$0.32	($0.07)*	$0.74	$0.31*
Adjustments:
Restructuring expenses, net	0.13	0.02	0.14	0.20
Discrete tax adjustments and effect of change in income tax rate	(0.01)	0.02	(0.03)	0.01
Foreign currency revaluation (gains)/ losses	(0.04)	0.04	(0.01)	(0.06)
Acquisition expenses	0.08	-	0.11	-
Gain on the sale of investment	-	-	-	(0.02)
Net income attributable to the Company, excluding adjustments (non-GAAP)	$0.48	$0.01	$0.95	$0.44

*includes $0.28 per share for BR725 charge

The following table contains the calculation of net debt:

Table 17
(in thousands)	June 30, 2016	March 31, 2016	December 31, 2015	September 30, 2015	June 30, 2015
Notes and loans payable	$531	$590	$587	$390	$543
Current maturities of long-term debt	566	16	16	50,016	50,015
Long-term debt	485,215	255,076	265,080	220,084	252,088
Total debt	486,312	255,682	265,683	270,490	302,646
Cash and cash equivalents	176,025	169,615	185,113	171,780	182,474
Net debt	$310,287	$ 86,067	$80,570	$98,710	$120,172

The following table contains the reconciliation of MC 2016 projected Adjusted EBITDA to MC 2016 projected net income:

Table 18
Machine Clothing Full Year 2016 Outlook (in millions)	Actual, six months ended June 30, 2016	Results for second half of year to meet low end of range	Results for second half of year to meet high end of range	Estimated range for full year
Adjusted EBITDA (non-GAAP)	$99	$81	$96	$180 - $195
Less: Restructuring expenses, net	(6)	*	*	(6)
Less: Foreign currency revaluation losses	(2)	*	*	(2)
EBITDA (non-GAAP)	$91	$81	$96	$172 - $187
Less: Depreciation and amortization	(19)	(19)	(19)	(38)
Net income (GAAP)	$72	$62	$77	$134 - $149

* Due to the uncertainty of these items, management is currently unable to project restructuring expenses and foreign currency revaluation gains/losses for the remainder of the year.

This press release may contain statements, estimates, or projections that constitute “forward-looking statements” as defined under U.S. federal securities laws. Generally, the words “believe,” “expect,” “intend,” “estimate,” “anticipate,” “project,” “will,” “should,” “look for,” and similar expressions identify forward-looking statements, which generally are not historical in nature. Forward-looking statements are subject to certain risks and uncertainties (including, without limitation, those set forth in the Company’s most recent Annual Report on Form 10-K or Quarterly Report on Form 10-Q) that could cause actual results to differ materially from the Company’s historical experience and our present expectations or projections.

Forward-looking statements in this release or in the webcast include, without limitation, statements about macroeconomic and paper- industry trends and conditions during 2016 and in future years; expectations in 2016 and in future periods of sales, EBITDA, Adjusted EBITDA, income, gross profit, gross margin and other financial items in each of the Company’s businesses, including the acquired composite aerostructures business, and for the Company as a whole; the timing and impact of production and development programs in the Company’s AEC business segment and the sales growth potential of key AEC programs, as well as AEC as a whole; the amount and timing of capital expenditures, future tax rates and cash paid for taxes, depreciation and amortization; future debt and net debt levels and debt covenant ratios; the timeline for ASC’s planned facility in Mexico; and changes in currency rates and their impact on future revaluation gains and losses. Furthermore, a change in any one or more of the foregoing factors could have a material effect on the Company’s financial results in any period. Such statements are based on current expectations, and the Company undertakes no obligation to publicly update or revise any forward-looking statements.

Statements expressing management’s assessments of the growth potential of its businesses, or referring to earlier assessments of such potential, are not intended as forecasts of actual future growth, and should not be relied on as such. While management believes such assessments to have a reasonable basis, such assessments are, by their nature, inherently uncertain. This release and earlier releases set forth a number of assumptions regarding these assessments, including historical results, independent forecasts regarding the markets in which these businesses operate, and the timing and magnitude of orders for our customers’ products.

Historical growth rates are no guarantee of future growth, and such independent forecasts and assumptions could prove materially incorrect, in some cases.

ALBANY INTERNATIONAL CORP.
CONSOLIDATED STATEMENTS OF INCOME
(in thousands, except per share data)
(unaudited)

Three Months Ended			Six Months Ended
June 30,			June 30,

2016	2015		2016	2015

$203,190	$172,289	Net sales	$375,521	$353,613
124,875	117,697	Cost of goods sold	224,705	222,337

78,315	54,592	Gross profit	150,816	131,276
43,534	39,932	Selling, general, and administrative expenses	82,955	75,165
10,276	10,411	Technical, product engineering, and research expenses	20,408	22,712
6,648	1,211	Restructuring expenses, net	7,327	10,212

17,857	3,038	Operating income	40,126	23,187
3,691	2,702	Interest expense, net	5,929	5,378
(2,017)	2,820	Other (income)/expense, net	(2,345)	(465)

16,183	(2,484)	Income/(loss) before income taxes	36,542	18,274
6,082	(364)	Income tax expense/(benefit)	13,125	8,155

10,101	(2,120)	Net income/(loss)	23,417	10,119
(266)	52	Net (loss)/income attributable to the noncontrolling interest	(451)	78
$10,367	($2,172)	Net income/(loss) attributable to the Company	$23,868	$10,041

$0.32	($0.07)	Earnings/(loss) per share attributable to Company shareholders - Basic	$0.74	$0.31

$0.32	($0.07)	Earnings/(loss) per share attributable to Company shareholders - Diluted	$0.74	$0.31

		Shares of the Company used in computing earnings per share:
32,093	31,999	Basic	32,067	31,941

32,131	31,999	Diluted	32,106	32,015

$0.17	$0.17	Dividends per share, Class A and Class B	$0.34	$0.33

ALBANY INTERNATIONAL CORP. CONSOLIDATED BALANCE SHEETS (in thousands, except share data) (unaudited)

	June 30,	December 31,
	2016	2015
ASSETS
Cash and cash equivalents	$176,025	$185,113
Accounts receivable, net	176,336	146,383
Inventories	145,371	106,406
Income taxes prepaid and receivable	1,230	2,927
Asset held for sale	5,078	4,988
Prepaid expenses and other current assets	9,582	6,243
Total current assets	513,622	452,060

Property, plant and equipment, net	440,175	357,470
Intangibles, net	58,325	154
Goodwill	98,566	66,373
Income taxes receivable and deferred	110,263	108,945
Other assets	28,379	24,560
Total assets	$1,249,330	$1,009,562

LIABILITIES AND SHAREHOLDERS' EQUITY
Notes and loans payable	$531	$587
Accounts payable	40,608	26,753
Accrued liabilities	87,388	91,785
Current maturities of long-term debt	566	16
Income taxes payable	7,078	7,090
Total current liabilities	136,171	126,231

Long-term debt	485,215	265,080
Other noncurrent liabilities	99,590	101,544
Deferred taxes and other liabilities	12,760	14,154
Total liabilities	733,736	507,009

SHAREHOLDERS' EQUITY
Preferred stock, par value $5.00 per share;
authorized 2,000,000 shares; none issued	-	-
Class A Common Stock, par value $.001 per share;
authorized 100,000,000 shares; issued 37,311,733
in 2016 and 37,238,913 in 2015	37	37
Class B Common Stock, par value $.001 per share;
authorized 25,000,000 shares; issued and
outstanding 3,235,048 in 2016 and 2015	3	3
Additional paid in capital	424,921	423,108
Retained earnings	504,907	491,950
Accumulated items of other comprehensive income:
Translation adjustments	(106,262)	(108,655)
Pension and postretirement liability adjustments	(48,364)	(48,725)
Derivative valuation adjustment	(5,709)	(1,464)
Treasury stock (Class A), at cost 8,445,342 shares
in 2016 and 8,455,293 shares in 2015	(257,177)	(257,391)
Total Company shareholders' equity	512,356	498,863
Noncontrolling interest	3,238	3,690
Total equity	515,594	502,553
Total liabilities and shareholders' equity	$1,249,330	$1,009,562

ALBANY INTERNATIONAL CORP.
CONSOLIDATED STATEMENTS OF CASH FLOW
(in thousands)
(unaudited)

Three Months Ended			Six Months Ended
June 30,			June 30,
2016	2015		2016	2015
		OPERATING ACTIVITIES
$10,101	($2,120)	Net income/(loss)	$23,417	$10,119
		Adjustments to reconcile net income/(loss) to net cash provided by operating activities:
15,142	13,373	Depreciation	28,266	26,897
2,817	1,811	Amortization	4,513	3,641
(3,371)	8	Change in other noncurrent liabilities	(6,007)	(1,544)
(1,457)	(5,928)	Change in deferred taxes and other liabilities	1,072	(4,653)
484	263	Provision for write-off of property, plant and equipment	1,076	415
-	-	Gain on disposition of assets	-	(1,056)
(39)	(342)	Excess tax benefit of options exercised	(105)	(603)
668	419	Compensation and benefits paid or payable in Class A Common Stock	1,532	995

		Changes in operating assets and liabilities that provide/(use) cash, net of impact of business acquisition:
(10,384)	4,212	Accounts receivable	(11,286)	(9,487)
(6,027)	(4,061)	Inventories	(7,375)	(7,131)
2,561	1,715	Prepaid expenses and other current assets	(2,821)	(990)
3,732	(158)	Income taxes prepaid and receivable	1,837	(74)
1,267	(4,853)	Accounts payable	2,899	(1,341)
689	(933)	Accrued liabilities	(8,154)	(2,520)
2,903	475	Income taxes payable	(933)	77
(477)	7,062	Other, net	(5,278)	4,607
18,609	10,943	Net cash provided by operating activities	22,653	17,352

		INVESTING ACTIVITIES
(187,000)	-	Purchase of business, net of cash acquired	(187,000)	-
(20,112)	(18,455)	Purchases of property, plant and equipment	(28,105)	(30,666)
(589)	(304)	Purchased software	(671)	(337)
1,736	-	Proceeds from sale or involuntary conversion of assets	1,736	2,797
(205,965)	(18,759)	Net cash used in investing activities	(214,040)	(28,206)

		FINANCING ACTIVITIES
207,134	24,346	Proceeds from borrowings	219,530	39,620
(426)	(4,303)	Principal payments on debt	(22,824)	(9,746)
(1,571)	(1,630)	Debt acquisition costs	(1,771)	(1,630)
(5,175)	-	Swap termination payment	(5,175)	-
185	1,039	Proceeds from options exercised	390	1,724
39	342	Excess tax benefit of options exercised	105	603
(5,454)	(5,107)	Dividends paid	(10,897)	(10,205)
194,732	14,687	Net cash provided by financing activities	179,358	20,366

(966)	4,765	Effect of exchange rate changes on cash and cash equivalents	2,941	(6,840)

6,410	11,636	Increase/(decrease) in cash and cash equivalents	(9,088)	2,672
169,615	170,838	Cash and cash equivalents at beginning of period	185,113	179,802
$176,025	$182,474	Cash and cash equivalents at end of period	$176,025	$182,474

CONTACT:
Albany International Corp.
Investors
John Cozzolino, 518-445-2281
john.cozzolino@albint.com
or
Media
Susan Siegel, 603-330-5866
susan.siegel@albint.com